EXHIBIT 10.7

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of February 14, 2024 (the “Agreement Date”), is entered between Occidental Group, Inc., a Missouri corporation (“Seller”), and New Growth Horizon, LLC d/b/a Proper Brands, a Missouri limited liability company (“Buyer”). Capitalized terms used in this Agreement have the meanings set forth herein.

RECITALS

WHEREAS, Seller is engaged in the business of medical and recreational marijuana dispensing (the “Business”) located at 1168 Gannon Drive, Festus, Missouri 63028 and 7555 Olive Boulevard, University City, Missouri 63130 (collectively, the “Premises”).

WHEREAS, Seller is licensed and authorized to sell medical and recreational marijuana at the Premises pursuant to Article XIV, Section 1 of the Missouri Constitution.

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, certain assets including the dispensary licenses, the current leases for the Premises and related equipment of the Business located at the Premises, subject to the terms and conditions set forth in this Agreement;

WHEREAS, Seller, on the one hand, and Star Brands, LLC, the Estate of Edward Throop, Naser Joudeh, Ron Lincoln, and Brian Ruden (collectively, the “Colorado Group”), on the other hand, have agreed to settle all pending litigation between the Colorado Group and Seller pursuant to that certain written settlement agreement and mutual release, dated of even date herewith, attached hereto as Exhibit A (the “Settlement Agreement”);

WHEREAS, pursuant to the Settlement Agreement, Seller’s remaining shareholders are Chris Chesley, Rahm Narayan, Bret Narayan, Dallas Roberts, and Anne Glaser (collectively, the “Seller Principals”);

WHEREAS, the parties acknowledge and agree that this Agreement and the transactions contemplated hereby are subject to and conditioned upon the review and approval of the Missouri Department of Health and Senior Services (“DHSS”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I PURCHASE AND SALE

Section 1.01  Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title, and interest in, to, and under all of the tangible and intangible assets, properties, and rights of every kind and nature and wherever located (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business located at the Premises (collectively, the “Purchased Assets”), including the following:

(a)Dispensary Facility License #DIS000047 and #DIS000131 (collectively, the “Licenses”) issued by DHSS for use at Premises;
(b)all state and local governmental authorizations associated with or required, or both associated with and required to hold, maintain, and operate the Licenses and the Business located at the Premises (“Permits”), to the extent transferable;

(c)all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts, and other inventories (“Inventory”) as described on Section 1.01(c) of the disclosure schedules attached hereto (the “Disclosure Schedules”);
(d)all Contracts (the “Assigned Contracts”) set forth on Section 1.01(d) of the Disclosure Schedules. The term “Contracts” means all contracts, leases, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, and all other agreements, commitments, and legally binding arrangements, whether written or oral;
(e)all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones, and other tangible personal property owned by Seller (the “Tangible Personal Property”) as described in Section 1.01(e) of the Disclosure Schedules;
(f)except for any Excess Cash or except as set forth on Section 1.01(f) of the Disclosure Schedules, all cash and cash equivalents in the Operating Account (as defined in the Management Services Agreement);
(g)all prepaid expenses, credits, advance payments, security, deposits, charges, sums, and fees to the extent related to any Purchased Assets;
(h)all of Seller’s rights under warranties, indemnities, and all similar rights against third parties to the extent related to any Purchased Assets;
(i)originals or, where not available, copies, of all books and records, including books of account, ledgers, and general, financial, and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records, and data (including all correspondence with any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction (collectively, “Governmental Authority”)), sales material and records, strategic plans and marketing, and promotional surveys, material, and research (“Books and Records”); and
(j)	all goodwill and the going concern value of the Purchased Assets and the Business located at the Premises.

Section 1.02  Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the assets, properties, and rights set forth on Section 1.02 of the Disclosure Schedules (collectively, the “Excluded Assets”).

Section 1.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge when due any and all Liabilities arising under or relating to the Assigned Contracts, the Licenses or the Permits, arising on or after the Closing, (b) all Liabilities for Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period ending after the Closing Date, and (c) all other Liabilities arising out of or relating to Buyer’s ownership or operation of the Business and Purchased Assets on or after the Closing (collectively, the “Assumed Liabilities”). For purposes of this Agreement, “Liabilities” means liabilities, obligations, or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise. For purposes of this Agreement, “Affiliate” of a party means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such party. Buyer shall not assume and shall not be responsible to pay, perform or discharge any other Liabilities or obligations of Seller, including without limitation, the Seller Transaction Expenses or any Indebtedness of Seller (collectively, the “Excluded Liabilities”).

Section 1.04 License Appeals. The parties acknowledge and agree that Seller previously applied for additional licenses with DHSS that were previously denied; however, Seller has filed pending appeals with DHSS (the “License Appeals”). Pursuant to the Management Services Agreement, Buyer will manage and assist Seller with the License Appeals. On the Agreement Date and contemporaneously with the execution of this Agreement, Buyer (or its designee) and Seller shall execute and enter into an option agreement for the purchase and sale of any additional DHSS licenses granted to the Seller after the Agreement Date arising out of such License Appeals (the “Option Agreement”).

Section 1.05  Purchase Price. The parties acknowledge and agree that the Closing of the transaction is subject to and contingent upon the written approval of the DHSS as more fully described herein. The aggregate purchase price for the Purchased Assets shall be Twelve Million Seven Hundred Fifty Thousand Dollars ($12,750,000.00) (the “Purchase Price”), subject to adjustment as set forth in Section 1.06. The Purchase Price shall be paid as follows:

(a)On the Agreement Date, Buyer shall wire Three Million Dollars ($3,000,000.00) (the “Signing Payment 1”) to the account(s) designated by Seller in writing at least two (2) business days prior to execution of this Agreement, which such accounts shall be for benefit of the Colorado Group (the “Colorado Group Account”) and such amount will be credited toward the Purchase Price at Closing; provided, however, that Seller and Seller Principals have delivered to Buyer customary loan documents in the form attached hereto as Exhibit B (the “Loan Document”), and the parties acknowledge and agree that such amounts due thereunder are payable to Buyer upon termination of this Agreement in accordance with the terms and conditions of the Loan Document.
(b)On the Agreement Date, subject to Section 1.05(g), Buyer shall wire One Million Seven Hundred Eighty-Five Thousand Dollars ($1,785,000.00) (the “Signing Payment 2”) to the account(s) designated by Seller in writing at least two (2) business days prior to execution of this Agreement, which such accounts shall be for benefit of the Seller Principals (the “Seller Principals Account”) and such amount will be credited toward the Purchase Price at Closing; provided, however, that Seller and Seller Principals have delivered to Buyer the Loan Document and the parties acknowledge and agree that such amounts due thereunder are payable to Buyer upon termination of this Agreement in accordance with the terms and conditions of the Loan Document.
(c)At Closing, subject to Section 1.06, Buyer shall wire Two Million Five Hundred Dollars ($2,500,000.00), to the Colorado Group Account (the “Closing Date Payment 1”).
(d)At Closing, subject to (g)Section 1.05(g) and Section 1.06, Buyer shall wire One Million Four Hundred Eighty-Five Thousand One Hundred and Twenty Dollars ($1,485,120.00) less any amounts due and owing to Buyer under this Agreement, to the Seller Principals Account (the “Closing Date Payment 2”).
(e)At Closing, Buyer shall deposit the sum of Three Million Nine Hundred Seventy Nine Thousand Eight Hundred and Eighty Dollars ($3,979,880.00) into an escrow account of a mutually acceptable, independent escrow agent (the “Escrow Account”). Buyer and Seller shall enter into a mutually acceptable escrow agreement governing the release of funds from the Escrow Account with the following material terms (“Escrow Agreement”):
(i)Within one hundred seventy-nine (179) days after Closing Payment 1, the sum of One Million Nine Hundred Ninety Thousand Dollars ($1,990,000.00) shall be withdrawn and immediately paid to the Colorado Group Account and the sum of One Million One Hundred Ninety-One Thousand Nine Hundred Four Dollars ($1,191,904.00) shall be withdrawn and immediately paid to the Seller Principals Account (the “First Escrow Payments”).
(ii)Within one hundred seventy-nine (179) days after the First Escrow Payments, the sum of Five Hundred Thousand Dollars ($500,000.00) shall be withdrawn and immediately paid to the Colorado Group Account and the sum of Two Hundred Ninety-Seven Thousand Nine

Hundred Seventy-Six Dollars ($297,976.00) shall be withdrawn and immediately paid to the Seller Principals Account (the “Second Escrow Payments” and collectively with the First Escrow Payments, the “Escrow Payments”). The sums due the Colorado Group from the First Escrow Payments and Second Escrow Payments shall be referred to as the “Colorado Escrow Payments” and the sums due Seller Principals from the First Escrow Payments and Second Escrow Payments shall be referred to as the “Seller Principal Escrow Payments”.

(iii)All fees and expenses of the independent escrow agent (the “Escrow Agent”) shall be paid by Seller and shall be deemed a Seller Transaction Expense.
(iv)All interest accruing on the principal balance deposited into the Escrow Account shall be payable to Buyer.
(f)Notwithstanding anything contrary set forth herein, in the event that if any amounts due to the Colorado Group under the Settlement Agreement are reduced after the Agreement Date, then Buyer and Seller will each share in such reduction so that the Colorado Escrow Payments associated with the Colorado Group shall be reduced by one-half of any such reduction and Seller’s share of such reduction shall be paid to Seller Principals in conjunction with the payment due Seller Principals pursuant to Section 1.05(e)(ii).
(g)Notwithstanding anything to the contrary above, Seller may elect, in its discretion, to accept Class B Units of Proper Holdings, LLC (the “Rollover Units”), in exchange for the cash compensation outlined in this Section 1.05. The Rollover Units will have a price per unit equal to Ten Thousand Five Hundred Eighty and 46/100 Dollars ($10,580.46) (the “Unit Price”) and will be issued to the applicable Seller Principal upon Closing and execution and delivery of a subscription agreement acceptable to Buyer. The Purchase Price will be reduced on a dollar-for-dollar basis by the aggregate of the number of Rollover Units issued to Seller or any of Seller Principals multiplied by the Unit Price and such reduction of the Purchase Price shall reduce in equal amounts the Closing Date Payment 2 and Signing Payment 2.
(h)Seller Principals shall be permitted to allocate and assign any portion of the consideration due to Seller Principals by and among Seller Principals or otherwise among Adam Carey and Armando Waak, in Seller Principals’ sole discretion, provided that in the event that any Rollover Units are allocated and transferred to Adam Carey or Armando Waak, such allocation and transfer shall be in accordance with the Operating Agreement of Proper Holdings, LLC and each of Adam Carey and Armando Waak shall have delivered an executed subscription agreement, including appropriate investor questionnaire, acceptable to Buyer prior thereto.

Section 1.06Purchase Price Adjustment.

(a)	Definitions. For purposes of this Agreement:
(i)“Excess Cash” means cash and cash equivalents, as determined in accordance with generally accepted accounting principles in effect from time to time in the United States (“GAAP”), except as may be modified as set forth on Exhibit 1.06, attached hereto and incorporated herein (GAAP as modified thereby referred to herein as the “Accounting Principles”), less outstanding checks and any other similar obligations of Seller in excess of the Target Working Capital.
(ii)“Indebtedness” means, without duplication and with respect to Seller, all (A) indebtedness for borrowed money; (B) obligations for the deferred purchase price of property or services; (C) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (D) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (E) capital lease obligations; (F) reimbursement obligations under any letter of credit, banker's acceptance or similar credit transactions; (G) guarantees made by Seller on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (A)

through (F); and (H) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (A) through (G).

(iii)“Management Inventory Value” means the lower of cost value or market value of the Inventory of Seller determined as of the Agreement Date and in accordance with the Accounting Principles and in all cases net of inventory allowances or reserves.
(iv)“Management Operating Working Capital” means: (a) the cash and cash equivalents, accounts receivable and prepaid expenses, but excluding (i) the portion of any prepaid expense of which Buyer or its Affiliate will not receive the benefit thereof, (ii) deferred Tax assets, and (iii) receivables (A) of Seller from any of Seller’s Affiliates, directors, managers, employees, officers or shareholders and any of their respective Affiliates or (B) that are not collectible within 90 days, less (b) the accounts payable, accrued Taxes and accrued expenses of Seller, but excluding (i) payables to any of Seller’s Affiliates, managers, employees, officers or members and any of their respective Affiliates, (ii) deferred Tax liabilities, (iii) Seller Transaction Expenses, and (iv) the current portion of any Indebtedness of Seller, determined as of the Agreement Date and in accordance with the Accounting Principles.
(v)“Seller Transaction Expenses” means all fees and expenses incurred by Seller, any Seller Principal, or any of the Colorado Group at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Transaction Documents, and the performance and consummation of the transactions contemplated hereby and thereby.
(vi)	“Target Inventory Value” means $750,000.00.
(vii)	“Target Working Capital” means $300,000.00.
(b)	Agreement Date Estimate.
(i)	The Purchase Price shall be adjusted in the following manner:
(A)either (1) an increase by the amount, if any, by which the Estimated Working Capital (as determined in accordance with Section 1.06(b)(ii)) is greater than the Target Working Capital, or (2) a decrease by the amount, if any, by which the Estimated Working Capital (as determined in accordance with Section 1.06(b)(ii)) is less than the Target Working Capital;
(B)	a decrease by the outstanding Indebtedness as of the Agreement Date;

and

(C)	a decrease by the amount of unpaid Seller Transaction Expenses.
(ii)At least three (3) business days before the Agreement Date, Seller shall prepare and deliver to Buyer a statement setting forth its good faith estimate of the Management Operating Working Capital (collectively, the “Estimated Working Capital”), which statement shall contain reasonable support therefore, and the resulting calculation of Estimated Working Capital (the “Estimated Working Capital Statement”), prepared in accordance with the Accounting Principles. The Estimated Working Capital Statement shall include a reasonably detailed explanation and supporting detail of the calculations thereof. Prior to delivery of such Estimated Working Capital Statement, Seller shall distribute any Excess Cash to its shareholders.
(c)	Cash Purchase Price Closing Adjustment.

(i)Within 90 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of the Management Operating Working Capital (collectively, the “Final Working Capital”), which statement shall contain reasonable support therefore (the “Final Working Capital Statement”) prepared in accordance with the Accounting Principles.
(ii)The closing adjustment shall be an amount equal to the Final Working Capital (as finally determined in accordance with Section 1.06(d)) minus the Estimated Working Capital (the “Closing Adjustment”).
(iii)Within 15 days after the Agreement Date, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of the Management Inventory Value, which statement shall contain reasonable support therefore, prepared in accordance with the Accounting Principles. In the event that the Management Inventory Value is within 5% of the Target Inventory Value, no payment shall be due to Buyer or Seller relating to the same. If the Management Inventory Value exceeds the Target Inventory Value in excess of 5%, Buyer shall pay Seller the difference between the Management Inventory Value and Target Inventory Value within 25 days of the Agreement Date. If the Management Inventory Value is less than the Target Inventory Value in excess of 5%, Seller shall pay Buyer the difference between the Management Inventory Value and Target Inventory Value within 25 days of the Agreement Date.
(d)	Examination and Review.
(i)Objection. After receipt of the Final Working Capital Statement, Seller shall have 30 days (the “Review Period”) to review the Final Working Capital Statement. During the Review Period, Seller and Seller’s Representatives shall have reasonable access to the relevant books and records of Buyer, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Representatives to the extent that they relate to the Final Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Final Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Final Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer. On or prior to the last day of the Review Period, Seller may object to the Final Working Capital Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Final Working Capital Statement, and the Closing Adjustment, as the case may be, reflected in the Final Working Capital Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections but in no event later than the Closing Date (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Closing Adjustment and the Final Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.
(ii)Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to an impartial nationally recognized firm of independent certified public accountants other than Seller’s accountants or Buyer’s accountants (the “Independent Accountant”) by mutual agreement of Buyer and Seller, who, acting as experts and not as arbitrators, shall resolve the

Disputed Amounts only and make any adjustments to the Closing Adjustment, as the case may be, and the Final Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Final Working Capital Statement and the Statement of Objections, respectively.

(iii)Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.
(iv)Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Final Working Capital Statement and/or the Closing Adjustment shall be conclusive and binding upon the parties hereto.
(e)	Payments of Closing Adjustment.
(i)If the Closing Adjustment is a negative number (the absolute value of such amount, the “Working Capital Deficit”), the Seller Principal Escrow Payments shall be automatically decreased by an amount equal to the Working Capital Deficit. If the Working Capital Deficit is greater than the then outstanding amount of the Seller Principal Escrow Payments, then Seller shall pay to Buyer within five business days following the final determination of the Closing Adjustment in accordance with this Section 1.06 the amount by which the Working Capital Deficit exceeds such Seller Principal Escrow Payments (“Working Capital Seller Payment Amount”). In the event of a reduction in any Seller Principal Escrow Payments pursuant to this Section 1.06(e)(i), the applicable Seller Principal Escrow Payment shall be deemed to have been paid and any such equivalent funds in the Escrow Account shall be distributed to Buyer. In the event that Seller has not paid Buyer any Working Capital Seller Payment Amount within the time period designated above, then in Buyer’s sole discretion, the Colorado Escrow Payments may be automatically decreased by an amount equal to the Working Seller Payment Amount.
(ii)If the Closing Adjustment is a positive number, the Closing Date Payment 2 shall be increased by the amount of the Closing Adjustment and paid within five business days following the final determination of the Closing Adjustment in accordance with this Section 1.06.

Section 1.07 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule set forth on Section 1.07 of the Disclosure Schedules as agreed by Buyer and Seller (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended. Buyer and Seller shall file all returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund and IRS Form 8594) (“Tax Returns”) in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to this Agreement shall be allocated in a manner consistent with the Allocation Schedule.

Section 1.08  Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any applicable provision of Tax Law; provided that, before making any such deduction or withholding, Buyer shall (a) give Seller at least five days’ prior written notice of such anticipated deduction or withholding together with any legal basis therefor, and (b) consult with cooperate with Seller in good faith to reduce or eliminate any such deduction or withholding. All such withheld amounts shall be timely remitted to the appropriate Governmental Authority and, upon such remittance, shall be treated as delivered to Seller hereunder.

Section 1.09  Third Party Consents. To the extent that Seller’s rights under any Purchased Asset may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller shall use its commercially reasonable efforts to obtain any such required consent(s) as promptly as possible; provided, however, that in no event shall Seller or any Seller Principal be required to pay any consideration for such consent.

Section 1.10  Transfer Obligations. From time to time after the Closing, upon the reasonable request of Buyer, Seller shall execute and deliver such other instruments of transfer and documents related thereto and take such other action as Buyer may reasonably request in order to more effectively transfer to Buyer and to place Buyer in possession and control of, the Purchased Assets, or to enable Buyer to exercise and enjoy all rights and benefits of Seller with respect thereto.

ARTICLE II CLOSING

Section 2.01  Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by the electronic exchange of documents and signatures or such other manner at such date and time as Seller and Buyer may mutually agree upon, as soon as practicable, but in no event later than fifteen (15) business days after the date on which each of the conditions set forth in ARTICLE VI have been satisfied or waived in accordance with Section 9.08 (the “Closing Date”).

Section 2.02Closing Deliverables.

(a)	At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:
(i)a bill of sale in substantially the form attached hereto as Exhibit D (the “Bill of Sale”) and duly executed by Seller, transferring the Tangible Personal Property included in the Purchased Assets to Buyer;
(ii)an assignment and assumption agreement in substantially the form attached hereto as Exhibit E (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets;
(iii)long-term leases for the Premises to operate the Licenses and the Business in form reasonably acceptable to Buyer (collectively, the “Leases”), duly executed by the landlord of each of the Premises;
(iv)the Key Employee Agreements referred to in Section 5.08, duly executed by the applicable Key Employee;
(v)tax clearance certificates from the taxing authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns in connection with the transactions contemplated by this Agreement and evidence of the payment in full or other satisfaction of any Taxes owed by Seller in those jurisdictions;
(vi)a certificate of the Secretary (or equivalent officer) of Seller certifying as to (A) the resolutions of Seller’s respective shareholders and directors required to authorize the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, as well as any other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing, including without limitation the Management Services Agreement (collectively, the “Transaction Documents”), and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the other Transaction Documents;

(vii)evidence of approval from DHSS of the Transfer of License Change Request with respect to the transfer of the Licenses that will result from the consummation of the transactions contemplated by this Agreement (the “DHSS Approval”);
(viii)all other approvals, consents, or waivers from the DHSS, any other Governmental Authority, or any other third party necessary to permit the consummation of the Closing and the transactions contemplated by this Agreement or required for Buyer to operate the Licenses, in each case in form and substance reasonably acceptable to Buyer;
(ix)	the Escrow Agreement, duly executed by Seller and Escrow Agent; and
(x)such other customary instruments of transfer or assumption, filings, or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to the transactions contemplated by this Agreement.
(b)	At the Closing, Buyer shall deliver to Seller the following:
(i)	any remaining portion of the Purchase Price;
(ii)	the Assignment and Assumption Agreement duly executed by Buyer;
(iii)	a counterpart to the Leases, duly executed by Buyer;
(iv)	a counterpart to the Escrow Agreement, duly executed by Buyer; and
(v)a certificate of the Secretary (or equivalent officer) of Buyer certifying as to (A) the resolutions the Buyer’s respective members and managers required to authorize the execution, delivery, and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated by this Agreement, and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement and the other Transaction Documents.

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof and with respect to Sections 3.01, 3.12, and 3.13, as of the Closing.

Section 3.01 Organization and Authority of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Missouri. Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate, board, and shareholder action on the part of Seller. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02 No Conflicts or Consents. The execution, delivery, and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the articles of incorporation, by-laws, or other governing documents of Seller; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, other requirement, or rule of law of any Governmental Authority (collectively, “Law”) or any order, writ, judgment, injunction, decree, stipulation, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”) applicable to Seller, the Business located at the Premises, or the Purchased Assets; (c) except as set forth on Section 3.02 of the Disclosure Schedules, require the consent, notice, declaration, or filing with or other action by any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (“Person”) or require, other than with respect to the Business located at the Premises, any permit, license, or Governmental Order; (d) except as set forth on Section

3.02 of the Disclosure Schedules, violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any Contract to which Seller is a party or by which Seller or the Business located at the Premises is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (e) result in the creation or imposition of any charge, claim, pledge, equitable interest, lien, security interest, restriction of any kind, or other encumbrance (“Encumbrance”) on the Purchased Assets.

Section 3.03 Financial Statements. Complete copies of the financial statements consisting of the balance sheet of the Business located at the Premises as of December 31st in each of the years 2023, 2022 and 2021 and the related statements of income and retained earnings, shareholders’ equity, and cash flow for the years then ended (the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with the Accounting Principles applied on a consistent basis throughout the period involved. The Financial Statements fairly present in all material respects the financial condition of the Business located at the Premises as of the respective dates they were prepared and the results of the operations of the Business located at the Premises for the periods indicated. The balance sheet of the Business located at the Premises as of December 31, 2023 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.

Section 3.04  Undisclosed Liabilities. Seller has no Liabilities with respect to the Business located at the Premises of a type required to be reflected on a balance sheet prepared in accordance with the Accounting Principles, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred at Buyer’s request or direction under the Management Services Agreement or in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.05  Absence of Certain Changes, Events, and Conditions. Except as set forth on Section

3.05 of the Disclosure Schedules, since the Balance Sheet Date, the Business has been conducted in the ordinary course of business consistent with past practice and the Management Services Agreement, there has not been any change, event, condition, or development that is, or could reasonably be expected to result in a Material Adverse Effect.

Section 3.06 Assigned Contracts. Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither Seller nor, to Seller’s Knowledge, any other party thereto is in material breach of or material default under (or is alleged to be in material breach of or material default under), or has provided or received any written notice of any intention to terminate, any Assigned Contract. No event or circumstance has occurred that would constitute an event of default under any Assigned Contract or result in a termination thereof. Complete and correct copies of each Assigned Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer.

To Seller’s Knowledge, there are no disputes pending or threatened under any Assigned Contract. For purposes of this Agreement, the term “Seller’s Knowledge” means the actual knowledge of those persons listed on Section

3.06 of the Disclosure Schedules, after reasonable inquiry.

Section 3.07  Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of Encumbrances except for Permitted Encumbrances. “Permitted Encumbrances” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business; and (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting the Premises.

Section 3.08 Condition and Sufficiency of Assets. Each item of Tangible Personal Property is structurally sound, is in good operating condition and repair, and is adequate for the uses to which it is being put, and no item of Tangible Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business located at the Premises after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property, and assets necessary to conduct the Business located at the Premises as currently conducted. None of the Excluded Assets are material to the Business located at the Premises.

Section 3.09 Inventory. All Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for

(a) obsolete, damaged, defective, or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established, or (b) Inventory items on administrative hold as required by DHSS, and set forth in Section 3.09 of the Disclosure Schedules (the “Onhold Inventory”).

Section 3.10Legal Proceedings; Governmental Orders.

(a)Except as set forth in Section 3.10(a), there are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, to Seller’s Knowledge, threatened against or by Seller: (i) relating to or affecting the Business located at the Premises, the Purchased Assets, or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
(b)Seller is in compliance with all Governmental Orders against, relating to, or affecting the Business or the Purchased Assets.

Section 3.11  Compliance with Laws. Seller is in compliance with all Laws applicable to the conduct of the Business located at the Premises as currently conducted or the ownership and use of the Purchased Assets (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Cannabis Laws and Internal Revenue Code Section 280E), with the exception of Federal Cannabis Laws and where failure to be in compliance would not have a Material Adverse Effect. As used herein, “Cannabis Laws” means the laws of the State of Missouri relating to the cultivation, manufacture, production, distribution and/or retail sale of medical and/or recreational cannabis, and any applicable local ordinances, rules or regulations relating to cannabis, including, but not limited to, Article XIV of the Missouri Constitution and the Medical Marijuana Rules and regulations promulgated by DHSS (19 CSR 30-95.010, et seq.). As used herein, “Federal Cannabis Laws” means any U.S. federal laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of marijuana, marijuana or related substances or products containing or relating to the same, including, without limitation, the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony

(concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960 and the regulations and rules promulgated under any of the foregoing. Seller has duly and timely filed and complied with all applicable Cannabis Laws in all material respects relating to reports, certifications, declarations, owner and/or financial interest holder (as those terms are defined in and by applicable Cannabis Law) disclosures, statements, information or other filings submitted or to be submitted to any Governmental Authority, and all such submissions or filings were true and complete when submitted or filed and, to the extent required by any applicable Cannabis Laws, have been updated properly and completely. Neither Seller, nor any director, owner, member, officer, employee, agent or other Person acting on behalf of Seller has, directly or indirectly, (i) given or agreed to give any bribe, kickback, political contribution or other illegal payment from corporate funds; (ii) used any of Seller’s funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (iii) made any direct or indirect unlawful payment to any domestic government official or employee from Seller’s funds; (iv) established or maintained any unrecorded fund or asset; (v) concealed or mischaracterized an illegal or unauthorized payment or receipt; (vi) knowingly made a false entry in the business records; and/or (vii) or committed or participated in any act which is deemed illegal and could subject Seller or Buyer to fines, penalties or other sanctions.

Section 3.12 Taxes. All Taxes due and owing by Seller have been, or will be, timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller. All Tax Returns required to be filed by Seller for any tax periods before the Closing have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete, and correct in all material respects. The term “Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property (real or personal), customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto. Complete copies of all filed Tax Returns of Seller have been provided to Buyer as of the Agreement Date.

Section 3.13  Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 3.14 No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE III (including the related portions of the Disclosure Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Buyer and its representatives (including any information, documents or material delivered to Buyer or made available to Buyer in any virtual data room or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Missouri. Buyer has full power and authority to enter this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite organizational action on the part of Buyer. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02 No Conflicts or Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the articles of organization, by-laws, or other organizational documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any permit, license, or Governmental Order.

Section 4.03  Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.04  Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. To Buyer’s knowledge, no event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 4.05  Eligibility of Buyer. To Buyer’s actual knowledge, there is no event, fact or circumstance which is reasonably anticipated to inhibit or limit Buyer’s purchase, receipt, ownership, and/or operation of the Licenses and/or the Purchased Assets.

Section 4.06 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of readily available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 4.07  Solvency. Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay, or defraud either present or future creditors of Buyer or Seller. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

ARTICLE V COVENANTS

Section 5.01 Regulatory and Other Approvals. The parties acknowledge and agree that the transaction is subject to and contingent upon the written approval of DHSS to the ownership change of the Licenses. Nothing in this Agreement will constitute (or be deemed to constitute) a transfer, assignment, attempted transfer or an attempted assignment of the Licenses prior to the date specified in the written approval of the transaction by DHSS. Buyer and Seller will: (i) cooperate, pursuant to and in accordance with Buyer’s lawful instructions, to provide all information requested or required to be submitted to DHSS or any other Governmental Authority in connection with the DHSS Approval or any other transactions contemplated by this Agreement, including, without limitation, providing narratives and information related to Buyer’s operating procedures and background information of Buyer’s operators; (ii) promptly make and effect all registrations, filings, and submission required to be made or effected by them under applicable laws with respect to this Agreement and the transactions contemplated under this Agreement; and (iii) use commercially reasonable efforts to cause to be taken on a timely basis all other actions necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by this Agreement including the obtaining of all necessary consents, approvals, or waivers from third parties. Each party will cooperate in efforts to obtain such consents, waivers, and approvals, including, without limitation, (x) providing all information requested by or required to be submitted to DHSS or other governmental authority in connection with the transfer of the Licenses, this Agreement or any of the other transactions contemplated by this Agreement and (y) taking, and causing its Affiliates to take, all other actions and steps necessary to obtain any clearance or approval required to be obtained from DHSS or other governmental authority in connection with the transactions contemplated by this Agreement. DHSS fees related to the DHSS Approval process will be the sole cost and expense of Buyer.

Section 5.02  Access of Buyer. From the Agreement Date through and including the Closing Date, Seller shall provide Buyer with reasonable access, upon reasonable notice and during normal business hours, to the Business located at the Premises in compliance with all Laws; provided, that such access shall be in a manner that does not interfere with the normal business operations of Seller. Such right of access shall be in addition to any rights and obligations contained in the Management Services Agreement (as defined herein).

Section 5.03  Conduct of Business. From the Agreement Date until the Closing or the termination of this Agreement in accordance with its terms, except as required by applicable Law or by the terms of this Agreement (including in order to satisfy any condition set forth in Section 6.01), or as provided or requested by Buyer under the Management Services Agreement, with respect to the Business located at the Premises, Seller shall (i) conduct the Business located at the Premises in the ordinary course of business consistent with past practices, except as provided in the Management Services Agreement (ii) take all steps reasonably necessary to advance, maintain, preserve, defend, protect, and when necessary, renew, any Permits, approvals, licenses, or consents required to operate the Licenses, the Business located at the Premises and/or the Purchased Assets, (iii) pay any debts, Taxes and other obligations of the Business located at the Premises when due, (iv) comply in all material respects with all applicable federal, state and local laws and regulations applicable to the Purchased Assets (with the exception of Federal Cannabis Laws), (v) undertake best efforts to maintain relationships of Seller with any third party (A) that is party to any Assigned Contract, (B) that is a Governmental Authority or (C) whose relationship with Seller is reasonably necessary to the conduct of the Business located at the Premises (including customers of the Business located at the Premises), and (vi) inform Buyer about all matters that are reasonably likely to materially and adversely affect the value of the Licenses, Business located at the Premises or Purchased Assets, including, without limitation, any matters that do, or may, result in a Material Adverse Effect. “Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Seller, taken as a whole, or (b) the ability of Seller to consummate the transaction; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industry in which the Seller operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the consent of or at the request of Buyer; (vi) any changes in applicable laws or accounting rules; (vii) natural disasters, weather conditions, epidemics, pandemics, disease outbreaks, public health emergencies, or other force majeure events; (viii) any condition or circumstance resulting from any act of Buyer taken pursuant to the Management Services Agreement, or (ix) any omission or failure to act, on the part of Buyer to the extent that Buyer was obligated to act under the Management Services Agreement. Without the prior written consent of Buyer or as requested in writing by Buyer under the Management Services Agreement, Seller will not take any action, directly or indirectly, related to the Licenses or the Purchased Assets that will adversely impact the Business located at the Premises or the Licenses including, without limitation: (i) creating, incurring, assuming, guaranteeing any indebtedness or transferring, selling, assigning, pledging, encumbering or granting any liens on the Purchased Assets or Licenses; (ii) issuing any new securities or similar interest or retiring any class of equity; (iii) entering into any type of ‘capital transaction’ or otherwise deviating from the capital-expenditure related investment plans approved by the Buyer; (iv) liquidating, winding up, or dissolving; (v) selling, leasing or assigning any of the Purchased Assets (except in the ordinary course of

Business) or the Licenses; (vi) making any distribution to shareholders; (vii) entering into, modifying, or terminating any material contract related to the Business located at the Premises or the Licenses; (viii) making any fundamental changes to capital stock, governing documents or corporate structure; (ix) maying any new investment; (x) changing any employment related matters, such as a change of the terms of employment, removal of employees other than for urgent cause, or the employment of additional personnel; (xi) settling any claims or disputes or pending litigation; or (xii) transfer, sell, assign, pledge or otherwise encumber any collateral.

Section 5.04  Management Services Agreement. On the Agreement Date and contemporaneously with the execution of this Agreement, Buyer (or its designee) and Seller shall execute and enter into a management services agreement (the “Management Services Agreement”).

Section 5.05  Confidentiality. From and after the Closing, Seller and Buyer shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective directors, officers, employees, consultants, counsel, accountants, and other agents (“Representatives”) to hold, in confidence any and all proprietary and confidential information, whether written or oral, concerning the Business located at the Premises and any information exchanged pursuant to this Agreement or the Management Services Agreement in connection with the transactions contemplated, except to the extent that Seller or Buyer can show that such information: (a) is generally available to and known by the public through no fault of Seller or Buyer, any of its Affiliates, or their respective Representatives; (b) is lawfully acquired by Seller or Buyer, any of its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation; or (c) was known to such party prior to entering into this Agreement. If Seller or Buyer or any of its Affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or Law, Seller and Buyer shall promptly notify each other in writing and shall disclose only that portion of such information which is legally required to be disclosed, provided that Seller and Buyer shall use commercially reasonable efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.06Non-Competition; Non-Solicitation.

(a)Seller acknowledges the competitive nature of the Business and accordingly agrees, in connection with the sale of the Purchased Assets, including the goodwill of the Business, which Buyer considers to be a valuable asset, and in exchange for good and valuable consideration, that for a period of eighteen (18) months commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Business or any business that would indirectly or directly compete with the business of Seller as conducted as of the Closing Date (the “Restricted Business”) in the State of Missouri (the “Territory”); (ii) have an interest in any Person (other than Buyer or any of its Affiliates) that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, director, member, manager, employee, principal, agent, trustee, or consultant; or (iii) cause, induce, or encourage any material actual or prospective client, customer, supplier, or licensor of the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship, other than those relationships, agreements, and/or arrangements to be terminated with the Colorado Group as part of the Settlement Agreement. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.
(b)During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any person who is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided that nothing in this Section 5.06(b) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer; or (ii) after one hundred eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)Seller acknowledges that a breach or threatened breach of this Section 5.06 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
(d)Seller acknowledges that the restrictions contained in this Section 5.06 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.06 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction or any Governmental Order, then any court is expressly empowered to reform such covenant in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law or such Governmental Order. The covenants contained in this Section 5.06 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.07 Public Announcements. Unless otherwise required by applicable Law, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement. The foregoing shall not restrict any party from submitting a License transfer request or restrict Seller or any Seller Principal from notifying employees of Seller of the existence of the transactions contemplated by this Agreement.

Section 5.08 Key Employees. During the period between the execution of this Agreement and the Closing, Buyer will identify key employees of Seller that are integral to the transition of the Business (each a, “Key Employee”). Seller and Buyer will work in good faith to negotiate employment agreements with such Key Employees to be effective upon the Closing (each, a “Key Employee Agreement”). Notwithstanding anything to the contrary herein, Seller shall be responsible for and shall cause to be paid all Liabilities under stay bonuses, incentive bonuses (relating to the sale of the Purchased Assets), termination and change of control arrangements and similar obligations that are owed to any Person by Seller before, on or after the Closing or that will be triggered, either automatically or with the passage of time, in whole or in part, by the consummation of the transactions contemplated by this Agreement; provided that the foregoing shall not include any such Liabilities created by Buyer or its Affiliates under the terms of the Management Services Agreement.

Section 5.09  Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all the Purchased Assets to Buyer. Any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 5.10  Transfer Taxes. All sales, use, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents, if any, shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

Section 5.11 Exclusivity. Seller will not (and Seller will cause its respective Affiliates or representatives not to, directly or indirectly) (i) encourage, solicit, initiate, or continue inquiries regarding an

Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal, or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Seller Parties shall promptly (and in any event within two (2) days after receipt thereof by the Seller Parties or any of their respective beneficial owners) advise Buyer orally and in writing of (A) any Acquisition Proposal, any request for information with respect to an Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal,

(B) the material terms and conditions of such request, Acquisition Proposal or inquiry, and (C) the identity of the person making such request, Acquisition Proposal or inquiry. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Licenses or the Purchased Assets; (ii) the sale, transfer, exchange or other disposition of the Licenses; (iii) the sale, lease, transfer, exchange or other disposition of any of the Purchased Assets; or (iv) any other transaction similar to the transaction contemplated by this Agreement, or that could reasonably be expected to hinder, restrict or affect the ability of the parties to consummate the transaction in a timely manner.

Section 5.12 Further Assurances; Post-Closing Covenants. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents. To the extent that any additional filings are required by DHSS or any other Governmental Authority in connection with the transaction after the Closing Date, the parties shall cooperate to prepare and make such filings within the time period required by such Governmental Authority. For a period of no less than one (1) year following the Closing Date, Seller covenants and agrees to maintain its corporate existence and not to take any action to merge with or into another entity nor to liquidate or dissolve under state law. Seller further agrees that, during such period, Seller will maintain not less than $200,000.00 of liquid cash or cash equivalents in an unrestricted bank account in the name of Seller.

Section 5.13  Dispensary Licenses. Buyer agrees that from the Agreement Date until the Closing Date, Buyer will not, and will not permit its Affiliates to, apply for, purchase, or receive more than two (2) less than the maximum number of Dispensary Facility Licenses allowed to be granted to, or held by, Buyer and/or its Affiliates in accordance with applicable Law, such that Buyer may, subject to the terms and conditions of this Agreement, acquire the Licenses as contemplated by this Agreement.

ARTICLE VI

CONDITIONS PRECEDENT TO CLOSING

Section 6.01 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or before the Closing, of each of the following conditions:

(a)All the representations and warranties of Seller contained in this Agreement shall be true and correct on the Agreement Date and in all material respects on and as of the Closing Date;
(b)Seller shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed or complied with by Seller before or on the Closing Date including, without limitation, closing deliverables set forth in Section 2.02(a);
(c)Since the Agreement Date, there shall have been no effect, change, circumstance, or event that, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect on the Business located at the Premises of the Seller, individually or in the aggregate;
(d)The parties have received DHSS Approval without containing any unreasonable provisions or waivers from DHSS;

(e)Buyer shall have received consent of its senior secured lender as necessary to consummate the transactions contemplated by this Agreement;
(f)No actions, suits or proceedings shall have been commenced against Buyer or Seller, which would prevent the Closing; no injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated by this Agreement; and
(g)All organizational and proceedings of Seller in connection with the transactions contemplated at the Closing (including any required authorizing resolutions of the directors, managers, or members of Seller) shall have been undertaken and copies of the actions adopting such authorizing resolutions shall have been delivered to Buyer.

Section 6.02 Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or before the Closing, of each of the following conditions:

(a)All the representations and warranties of Buyer contained in this Agreement shall be true and correct on the Agreement Date and in all material respects on and as of the Closing Date;
(b)Buyer shall have duly performed and complied in all material respects with all agreements, covenants, and conditions required by this Agreement to be performed or complied with by Buyer before or on the Closing Date including, without limitation, the payment of the Purchase Price and the closing deliverables set forth in Section 2.02(b);
(c)The parties have received DHSS Approval without containing any unreasonable provisions from DHSS;
(d)All organizational and proceedings of Buyer in connection with the transactions contemplated at the Closing (including any required resolutions of the directors, buyers or member of Buyer) shall have been undertaken; and
(e)Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VII INDEMNIFICATION

Section 7.01 Survival. Subject to the limitations and other provisions of this Agreement, all representations and warranties contained this Agreement shall survive the Closing Date until the date which is one (1) year after the Closing Date. All Fundamental Representations (except for Section 3.02) shall survive the Closing Date until the expiration, if any, of any applicable statute of limitations related thereto (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. The representations and warranties set forth in Section 3.02 shall survive the Closing Date until the date with is eighteen (18) months after the Closing Date. All covenants and agreements set forth herein to be performed after the Closing, and any claim arising out of Fraud, shall survive the Closing until fully performed. For purposes of this Agreement, “Fundamental Representations” shall mean Section 3.01 (Organization and Authority of Seller), Section 3.02 (No Conflicts or Consents), Section

3.07 (Title to Purchased Assets), Section 3.12 (Taxes), Section 3.13 (Brokers), Section 4.01 (Organization and Authority of Buyer), Section 4.02 (No Conflicts or Consents), and Section 4.03 (Brokers). For purposes of this Agreement, “Fraud” means, with respect to any Person, an intentional act (including any intentional omission, intentional failure to disclose or other intentional act of concealment) with respect to the making of a representation and warranty under this Agreement or any Transaction Document, that constitutes fraud under the common law of Delaware.

Section 7.02  Indemnification by Seller. Subject to the other terms and conditions of this ARTICLE VII, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees (collectively, “Losses”), incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, or with respect to:

(a)any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(b)any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto;
(c)	any Excluded Assets or any Excluded Liabilities of the Business, the Seller or its

Affiliates; or

(d)any Third Party Claim based upon, resulting from, or arising out of the business, operations, properties, assets, or obligations of Seller or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing, or arising on or prior to the Closing Date. For purposes of this Agreement, “Third Party Claim” means notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing.

Section 7.03  Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, or with respect to:

(a)any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(b)any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement, any other Transaction Document , or any schedule, certificate, or exhibit related thereto; or
(c)	any Assumed Liability.

Section 7.04 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party making a claim under this ARTICLE VII (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified

Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 7.05Limitations on Indemnification. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a)Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 7.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.02 exceeds an amount equal to one percent (1%) of the Purchase Price actually paid to Seller (the “Basket”), in which event Seller shall be required to pay or be liable for Losses from the first dollar. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 7.02(a) shall not exceed an amount equal to thirty-three percent (33%) of the Purchase Price actually paid to Seller.
(b)Notwithstanding the foregoing, the limitations set forth in Section 7.05(a) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of (i) any Fundamental Representation, or (ii) Section 3.09(b).
(c)Payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of any such claim. In the event that any insurance proceeds or other indemnity, contribution or other payment is recovered by any Indemnified Party with respect to any Losses for which such Indemnified Party has previously been indemnified pursuant to this ARTICLE VII, then the Indemnified Party will promptly refund to the Indemnifying Party an amount equal to the lesser of: (A) the aggregate amount of such insurance proceeds or other indemnity, contribution or other payment (net of all costs of recovery, including any increased insurance premiums directly attributable to any such insurance recovery); and (B) the aggregate amount previously paid to the Indemnified Party by the Indemnifying Party pursuant to this ARTICLE VII in respect of such Loss.
(d)Except for any Loss of Buyer Indemnities based upon, arising out of, or with respect to Section 7.02(d), in no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special, or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.
(e)Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps as required by applicable Law to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss; provided that the foregoing shall not require the Indemnified Parties to commence litigation or arbitration against any insurance carrier or other third party; provided further that any reasonable fees, costs and expenses incurred as a result of such efforts to mitigate will be deemed to be Losses for purposes of this ARTICLE VII.

Section 7.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.07Exclusive Remedies. Except for (a) a parties’ right to seek specific performance or other equitable relief pursuant to Section 9.12, (b) the matters covered by Section 1.06, (c) claims based on Fraud, or

(d)as may be set forth in any other Transaction Document, the parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VII.

Section 7.08  Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VII, the Indemnifying Party shall satisfy its obligations within 15 business days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds. Any Losses payable to a Buyer Indemnitee pursuant to this ARTICLE VII shall be satisfied: (a) from a reduction of the balance due to Seller under the Seller Principal Escrow Payments, first, and the Colorado Escrow Payments, second, if any; and (b) to the extent the amount of Losses due to the Buyer Indemnitee exceeds the outstanding balance amounts available due under the Escrow Payments, from Seller. Notwithstanding anything to the contrary herein, the parties agree that in the event that any claim submitted by Buyer as Indemnified Party to Seller in accordance with the provisions of this Agreement (a “Buyer Indemnity Claim”) has not been mutually resolved by the parties hereto nor has Buyer submitted the Buyer Indemnity Claim to adjudication, or obtained a final, non- appealable court order prior to the time that Buyer owes any amounts under the Escrow Payments (an “Unresolved Indemnity Claim”) , Buyer, at its option, may withhold payment of any Escrow Payments up to the amount in dispute until such time as the Unresolved Indemnity Claim is resolved. Within five (5) business days of the resolution of the Unresolved Indemnity Claim, Buyer and Seller shall deliver joint written instructions directing Escrow Agent to release the funds held by the Escrow Agent attributable to such Unresolved Indemnity Claim to Seller (or the Colorado Group Account), or Buyer, as applicable.

ARTICLE VIII TERMINATION

Section 8.01Termination Rights. This agreement may be terminated at any time prior to the closing:

(a)	by mutual written agreement of Buyer and Seller;
(b)By either Seller or Buyer, if (i) there shall be any applicable law that makes the consummation of the transactions contemplated hereby illegal (except for Federal Cannabis Law), or (ii) any order shall have been issued by any Governmental Authority having competent jurisdiction permanently restraining, enjoining or otherwise prohibiting such transactions, and such order shall have become final and non-appealable;
(c)	By Buyer if Buyer is not then in material breach of any provision of this Agreement and

(i) there has been a breach of, or inaccuracy in, any representation or warranty of Seller contained in this Agreement, or (ii) Seller has breached or violated any covenant contained in this Agreement, in each case of clauses (i) and (ii), which breach, inaccuracy or violation (1) would reasonably be expected to result in the failure to satisfy a condition to closing set forth herein and (2) cannot be or has not been cured by the date which is twenty

(20) days after Buyer notifies Seller pursuant to Section 9.02 of such breach, inaccuracy or violation;

(d)By Seller if Seller is not then in material breach of any provision of this agreement and either (i) there has been a breach of, or inaccuracy in, any representation or warranty of Buyer contained in this Agreement or (ii) Buyer has breached or violated any covenant contained in this agreement, in each case which breach, inaccuracy or violation (1) would or would reasonably be expected to result in the failure to satisfy a condition to closing set forth herein and (2) cannot be or has not been cured by the date which is twenty (20) days after Seller notifies Buyer pursuant to Section 9.02 of such breach, accuracy or violation.
(e)In the event the Closing does not occur by February 13, 2026 (the “Outside Date”) as a result of a DHSS delay in approving the Licenses transfer, or in the event DHSS does not approve the transfer of the Licenses to Buyer by the Outside Date, then either Buyer or Seller may terminate this Agreement upon written notice to the other party.

(f)By Buyer or Seller in the event DHSS approval is not obtained due to (i) the other party’s failure to meet the covenants in Section 5.01 to obtain such approval, or (ii) the other party otherwise impeding such DHSS approval process.

Section 8.02 Notice of Termination. The party desiring to terminate this Agreement pursuant to Section 8.01(b) through Section 8.01(f) above shall give written notice of such termination to the other party hereto.

Section 8.03  Effect of Termination. Except for the obligations of Seller and Seller Principals under the Loan Documents, if this Agreement is terminated pursuant to this ARTICLE VIII, such termination shall be effective as against all parties hereto and shall be without liability of any party (or any member, manager, director, officer, employee, agent, consultant or Representative of such party) to the other parties to this Agreement; provided, however, if such termination shall result from the intentional or willful failure of a party to perform a covenant under this Agreement, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other parties as a result of such intentional or willful failure or breach. The provisions of this Section 8.03, Section 5.04, and ARTICLE IX shall survive any termination hereof pursuant to this ARTICLE VIII.

ARTICLE IX MISCELLANEOUS

Section 9.01 Expenses. Except as otherwise set forth herein, all costs and expenses incurred in connection with this Agreement and the other Transaction Documents, and the transactions contemplated hereby and thereby shall be paid by the party incurring such costs and expenses. All costs related to the regulatory filings needed to complete the Transfer of Licenses Change Request contemplated by this Agreement shall be paid by Buyer.

Section 9.02 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt);

(b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (and no “bounceback” message is received) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Seller:	Occidental Group, Inc. PO Box 50322 St. Louis, MO 63105 Email: chris@occidental-group.com Attention: Chris Chesley
with a copy (which shall not constitute notice) to:	UB Greensfelder LLP 10 South Broadway, Suite 2000 St. Louis, Missouri 63102 Email: dzobel@ubglaw.com Attention: David A. Zobel
If to Buyer:	New Growth Horizon, LLC 2609 Rock Hill Industrial Court

Saint Louis, MO 63144 Email: jpennington@properbrands.com Attention: John Pennington, CEO
with a copy to:	Armstrong Teasdale LLP 7700 Forsyth Blvd., Suite 1800 St. Louis, MO 63105 Email: ewalter@atllp.com & mwalsh@atllp.com Attention: Eric M. Walter & Martin C. Walsh, Jr.

Section 9.03 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.04 No Third-Party Beneficiaries. Except with respect to the rights of indemnification in ARTICLE VII, nothing in this Agreement is intended to confer any rights or remedies upon any Person other than the parties hereto.

Section 9.05 Severability. If any term or provision of this Agreement or any other Transaction Document is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or such other Transaction Document or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06  Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, Buyer may assign this agreement to an Affiliate or a newly created subsidiary that is an Affiliate so long as it does not create any delay with DHSS Approval, and the parties will be entering into that certain Collateral Assignment of Material Contracts dated the date hereof among Buyer, Seller and Chicago Atlantic Admin, LLC, as administrative agent for a syndicate of lenders providing financing accommodations to Buyer and certain of its Affiliates. Notwithstanding the consummation or attempted consummation of any assignment by Buyer under this Section 9.07, Buyer shall remain as fully and primarily liable for the payment and performance of all other obligations of Buyer contained herein to the same extent as if the assignment had not occurred. If any assignee defaults beyond applicable cure and grace periods in the performance of any of the terms hereof, Seller may proceed directly against Buyer without the necessity of exhausting its remedies against such assignee. Any purported assignment in violation of this Section shall be null and void. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.08 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 9.09  Governing Law; Submission to Jurisdiction. All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Missouri without giving effect to any choice or conflict of law provision or rule (whether of the State of Missouri or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby shall be instituted in the courts of the State of Missouri located in the county of St. Louis, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

Section 9.10  Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.12  Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with the terms hereof, including, without limitation, the covenants and obligations set forth in ARTICLE V. and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. For the avoidance of doubt, notwithstanding anything else in this Agreement, in no event shall specific performance of a party’s obligation to consummate the transaction survive any termination of this Agreement. Each party further agrees that: (i) no such party will oppose the granting of an injunction or specific performance as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity; (ii) no such party will oppose the specific performance of the terms and provisions of this Agreement; and (iii) no party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this section, and each party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

Section 9.13  Regulatory and Licensure Cooperation. This Agreement is subject to requirements for ongoing regulatory compliance by the parties hereto, including, without limitation, requirements that the parties take no action in violation of Cannabis Laws or the guidance or instruction of DHSS. The parties acknowledge and understand that the Cannabis Laws and/or the requirements of DHSS are subject to change and are evolving as the marketplace for state-compliant cannabis businesses continues to evolve. If necessary to comply with the requirements of the Cannabis Laws and/or DHSS, the parties hereby agree to (and to cause their respective

Affiliates and related parties and representatives to) use their respective commercially reasonable efforts to take all actions reasonably requested to ensure compliance with the Cannabis Laws and/or DHSS, including, without limitation, negotiating in good faith to amend, restate, amend and restate, supplement, or otherwise modify this Agreement to reflect terms that most closely approximate the parties original intentions but are responsive to and compliant with the requirements of the Cannabis Laws and/or DHSS.

Section 9.14  Federal Cannabis Laws. The parties expressly acknowledge that, despite the permissive regulatory environment existing in Missouri and certain other states, the cultivation, processing, possession, use, marketing, transport, and sale of marijuana remain illegal under federal law. Therefore, notwithstanding anything to the contrary contained herein, no party hereto shall be deemed to be in violation of this Agreement due to its failure or inability to comply with Federal Cannabis Laws so long as the conduct of its business is in compliance with the Cannabis Laws and DHSS. The parties expressly waive any right to rescission of this Agreement, or any claim or defense that this Agreement, or any term or provision hereof, is unenforceable due to the federal illegality of Seller’s business or any facet thereof.

Section 9.15 Non-Recourse. Excluding any rights of Buyer under the Loan Documents, this Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby (excluding any express obligations under the Loan Documents).

[Intentionally blank; Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

OCCIDENTAL GROUP, INC. By: /s/ Chris Chesley Name: Chris Chesley Title: President NEW GROWTH HORIZON, LLC D/B/A PROPER BRANDS By: /s/ John Pennington Name: John Pennington Title: CEO

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

OCCIDENTAL GROUP, INC. By: /s/ Chris Chesley Name: Chris Chesley Title: President NEW GROWTH HORIZON, LLC D/B/A PROPER BRANDS By: /s/ John Pennington Name: John Pennington Title: CEO